Exhibit 99.1

NEXGEL Reports Full Year 2023 Revenue of $4.1 Million, an Increase of 99.7% Year-Over-Year

LANGHORNE, Pa. – April 1, 2024 – NEXGEL, Inc. (“NEXGEL” or the “Company”) (NASDAQ: “NXGL”), a leading provider of ultra-gentle, high-water-content hydrogel products for healthcare and consumer applications, today announced its financial results for the fourth quarter and full year ended December 31, 2023.

Adam Levy, NEXGEL’s Chief Executive Officer, commented, “2023 was a record year for NEXGEL and transformational in many respects. Our nearly 100% year-over-year revenue growth in 2023 was primarily driven by our branded products and contract manufacturing. Over the course of the year and into our current first quarter, we have significantly expanded our operational infrastructure, solidified several key strategic partnerships with multi-billion-dollar corporations and made key strategic investments, that collectively have our company prepared for what we believe will be significant growth going forward. We have the right product, operational expertise and balance sheet to execute on the multiple growth levers we have including our agreements with Abbvie and STADA.”

Operational Highlights for the Full Year 2023 to Date

●	Acquired a 50% interest in a JV with CG Converting and Packaging, LLC for its converting and packaging business.
●	CG Converting and Packaging, executed a new supply agreement with AbbVie (NYSE: ABBV), a global biopharmaceutical company to be a supplier of gel pads with AbbVie’s Rapid Acoustic Pulse device being investigated for improvement in the appearance of cellulite.
●	Announced a new strategic relationship with Enigma Health, a new joint venture company, for retail distribution and marketing services in North America.
●	Acquired Kenkoderm, a privately-owned skincare produce company focused on treating the symptoms of Psoriasis, expanding the Company’s health and wellness consumer product portfolio.
●	Announced a partnership with STADA Arzneimittel AG, a European leader in consumer health, to distribute and commercialize consumer health OTC products in North America in 2024.
●	Began 12,000 square foot expansion of its CG Converting and Packaging facility in Texas to support the expected growth in product demand from its strategic partnerships as well as continued growth of branded products.
●	Closed on a little over $1 million registered direct offering led by insiders.

Full Year and Fourth Quarter 2023 Financial Highlights

For the year ended December 31, 2023, revenue totaled $4.1 million, an increase of $2 million, or 99.7%, as compared to $2 million for the year ended December 31, 2022. The increase in revenue was primarily due to sales growth in contract manufacturing of 166% and an increase in branded product revenue by approximately $427,000, or 52.4%, to $1.24 million.

For the fourth quarter of 2023, revenue totaled $1.1 million, an increase of approximately 110% as compared to $524 thousand in the fourth quarter of 2022. For the fourth quarter of 2023, branded products revenue was $392,000, an increase of 104.2% year-over-year and 10.1% sequentially.

Gross profit totaled $619 thousand for the year ended December 31, 2023, compared to a gross profit of $256 thousand for the year ended December 31, 2022. Gross profit margin for 2023 was approximately 15.2% as compared to gross profit margin of 12.5% for 2022. The increase in the gross profit year-over-year directly correlates to our higher sales.

Gross profit for the fourth quarter of 2023 was $158 thousand compared to $36 thousand for the same period in 2022. Gross profit margin for the fourth quarter of 2023 was 14.6%.

Cost of revenues increased by $1.7 million, or 93.6%, to $3.5 million for the year ended December 31, 2023, as compared to $1.8 million for the year ended December 31, 2022. The increase in cost of revenues pertains to an increase in materials and finished products and equipment, production, and other expenses. These increases primarily align with the increased revenues.

Cost of revenues was $924 thousand for the quarter ended December 31, 2023, an increase of $436 thousand compared to $488 thousand for the quarter ended December 31, 2022. The increase in cost of revenues was attributable to the Company’s revenue growth.

Selling, general and administrative expenses increased by $756, or 23.4%, to $4.0 million for the year ended December 31, 2023, as compared to $3.2 million for the year ended December 31, 2022. The increase in selling, general and administrative expenses is primarily attributable to an increase of compensation and benefits expense, advertising, marketing, and Amazon fees as well as the costs for professional and consulting fees. Selling, general and administrative expenses totaled $1.4 million in the fourth quarter of 2023 as compared to $778 thousand for the same period the prior year.

Research and development expenses decreased by $264 thousand to $103 thousand for the year ended December 31, 2023, from $367 thousand for the year ended December 31, 2022. The decrease is due to the completion of development efforts of two proof of concept studies for drug delivery candidates utilizing our hydrogel technology.

In 2022 the Company paid off approximately $3.5 million in convertible notes, reducing interest expense from $1.3 million in 2022 to less than $20,000 as of December 31, 2023.

Net loss for the year ended December 31, 2023, was $3.2 million as compared to $4.7 million for the same period the year prior.

The Company, after paying $546,500 in quarter four for the Kenkoderm purchase, ended December 31, 2023 with $2.7 million in cash. Subsequent to December 31, 2023, the Company closed on an additional $1 million registered direct offering led by insiders.

As of December 31, 2023, NEXGEL had 5,741,088 shares of common stock outstanding.

Outlook for 2023 First Quarter

The Company expects first quarter revenue of $1.25 million reflecting a full quarter of revenue contribution from the Kenkoderm acquisition but excluding a $176,000 non-refundable deposit from Abbvie for their first order.

Fourth Quarter and Full Year 2023 Financial Results Conference Call

Management will host a conference call and webcast today at 8:30 a.m. Eastern Time to discuss its operational and financial results for the fourth quarter and full year 2023.

Date: Monday, April 1, 2024

Time: 8:30 a.m. ET

Live Call: + 1-800-274-8461 (U.S. Toll Free) or + 1-203-518-9814 (International)

Webcast: Events and Presentations

For interested individuals unable to join the conference call, a replay will be available through April 15, 2024, by dialing + 1-844-512-2921 (U.S. Toll Free) or + 1-412-317-6671 (International). Participants must use the following code to access the replay of the call: 1155204. An archived version of the webcast will also be available for 90 days.

About NEXGEL, INC.

NEXGEL is a leading provider of healthcare, beauty, and over-the-counter (OTC) products including ultra-gentle, high-water-content hydrogels. Based in Langhorne, Pa., the Company has developed and manufactured electron-beam, cross-linked hydrogels for over two decades. NEXGEL brands include Silverseal, Hexagels, Turfguard, Kenkoderm, and Dermablock. Additionally, NEXGEL has strategic contract manufacturing relationships with leading consumer healthcare companies.

Forward-Looking Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs, such as “will,” “should,” “would,” “may,” and “could,” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance, or achievements to be materially different from any anticipated results, performance, or achievements for many reasons. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company’s forward-looking statements, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, including but not limited to the discussion under “Risk Factors” therein, which the Company filed with the SEC and which may be viewed at http://www.sec.gov/.

Investor Contacts:

Valter Pinto, Managing Director

KCSA Strategic Communications

212.896.1254

valter@kcsa.com

NEXGEL, INC

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	December 31, 2023	December 31, 2022
ASSETS:
Current Assets:
Cash	$2,700	$1,101
Marketable securities	-	5,508
Accounts receivable, net	633	222
Inventory	1,319	502
Prepaid expenses and other current assets	400	172
Total current assets	5,052	7,505
Goodwill	1,128	311
Intangibles, net	326	20
Property and equipment, net	1,499	721
Operating lease - right of use asset	1,855	1,737
Other assets	95	63
Total assets	$9,955	$10,357

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,233	$265
Accrued expenses and other current liabilities	398	130
Deferred revenue	20	-
Current portion of note payable	80	15
Warrant liability	146	242
Contingent consideration liability	439	-
Operating lease liability, current portion	233	207
Total current liabilities	2,549	859
Operating lease liability, net of current portion	1,727	1,593
Notes payable, net of current portion	513	268
Total liabilities	4,789	2,720

Commitments and Contingencies (Note 15)

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001 per share, 5,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, par value $0.001 per share, 25,000,000 shares authorized; 5,741,088 and 5,577,916 shares issued and outstanding as of December 31, 2023 and 2022, respectively	6	6
Additional paid-in capital	19,406	19,189
Accumulated deficit	(14,715)	(11,558)
Total NexGel stockholders’ equity	4,697	7,637
Non-controlling interest in joint venture	469	-
Total stockholders’ equity	5,166	7,637
Total liabilities and stockholders’ equity	$9,955	$10,357

NEXGEL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Year Ended December 31,
	2023	2022
Revenues, net	$4,089	$2,048

Cost of revenues	3,470	1,792

Gross profit	619	256

Operating expenses
Research and development	103	367
Selling, general and administrative	3,993	3,237
Total operating expenses	4,096	3,604

Loss from operations	(3,477)	(3,348)

Other income (expense)
Change in fair value of warrant liability and warrant modification expense	96	76
Realized gain on investments in marketable securities	191	9
Loss on debt extinguishment	-	(150)
Interest expense, net	(15)	(1,336)
Other expense	(2)	-
Other income	19	3
Total other income (expense)	289	(1,398)
Loss before income taxes	$(3,188)	$(4,746)
Income tax expense	-	-
Net loss	(3,188)	(4,746)
Less: (Income) loss attributable to non-controlling interest in joint ventures	31	-
Net loss attributable to NexGel stockholders	$(3,157)	$(4,746)

Net loss per common share – basic and diluted	$(0.56)	$(0.85)

Weighted average shares used in computing net loss per common share – basic and diluted	5,671,842	5,574,818

NEXGEL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2023	2022
Operating Activities
Net loss	$(3,157)	$(4,746)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss attributable to non-controlling interest in joint venture	(31)	-
Depreciation and amortization	226	112
Share-based compensation	217	298
Gain on investment in marketable securities	(191)	(9)
Changes in fair value of warrant liability	(125)	(133)
Amortization of right of use asset	217	189
Warrant modification expense	29	57
Loss of extinguishment of debt	-	150
Amortization of deferred financing costs	-	1,324

Changes in operating assets and liabilities:
Accounts receivable, net	(411)	(13)
Inventory	(760)	(211)
Prepaid expenses and other current assets	(260)	(95)
Accounts payable	968	11
Accrued expenses and other current liabilities	22	74
Deferred revenue	20	-
Net Cash Used in Operating Activities	(3,236)	(2,992)

Investing Activities
Purchases of equipment	(696)	(96)
Investment in subsidiary	(547)	-
Proceeds from sales of marketable securities	5,699	1,500
Investments in or Purchases of marketable securities	-	(6,999)
Net Cash Provided by (Used in) Investing Activities	4,456	(5,595)

Financing Activities
Principal payments on operating lease liability	(175)	(151)
Proceeds from notes payable	315	-
Principal payments of notes payable	(6)	-
Principal payments on convertible notes	-	(3,511)
Proceeds from margin line of credit	245	-
Net Cash Provided by (Used in) Financing Activities	379	(3,662)

Net Increase (Decrease) in Cash	1,599	(12,249)
Cash – Beginning of year	1,101	13,350
Cash – End of year	$2,700	$1,101

Supplemental Non-cash Investing and Financing Activities
Property and equipment and intangibles contributed as capital investment to JV	$500	$-
Net assets acquired in the acquisition of Kenkoderm	$986	$-
Contingent consideration liability in Kenkoderm acquisition	$439	$-
ROU asset and operating lease liabilities recognized upon consolidation of JV	$334	$-